Exhibit 99.2

Larkspur Health Acquisition Corp. Announces Closing of $75 Million Initial Public Offering

December 23, 2021 04:30 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)–Larkspur Health Acquisition Corp., a newly organized blank-check special purpose acquisition company formed as a Delaware corporation, today announced the closing of its initial public offering of 7,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and three-fourths of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share.

The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “LSPRU” on December 21, 2021. Once the securities comprising the units begin separate trading, the shares of common stock and the warrants are expected to be traded on Nasdaq under the symbols “LSPR” and “LSPRW,” respectively.

Larkspur Health Acquisition Corp. is a blank check company sponsored by Larkspur Health LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on companies in the biotechnology sector and would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors. The Company is led by Chairman and Chief Executive Officer, Daniel J. O’Connor and Director and Chief Financial Officer, David S. Briones.

A.G.P./Alliance Global Partners is the sole book-running manager, and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering. Larkspur Health Acquisition Corp. has granted the underwriters a 45-day option to purchase up to 1,125,000 additional units at the IPO price to cover over-allotments, if any. McDermott Will & Emery LLP served as counsel to Larkspur Health Acquisition Corp. and Manatt, Phelps & Phillips, LLP served as counsel to the underwriters in this offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission on December 20, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and any future initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or any initial business combination will be identified or completed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by U.S. federal securities law.

Contacts:

info@lsprhealth.com

Daniel J. O’Connor
+1-609-947-1476

David S. Briones
+1-908-370-5102

www.lsprhealth.com